Exhibit 99.1

Brookdale Announces First Quarter 2017 Results

FIRST QUARTER 2017 AND RECENT HIGHLIGHTS:

•	GAAP net loss increased to $126.4 million for the first quarter of 2017 compared to $48.8 million for the first quarter of 2016.

•
Adjusted EBITDA (1) increased 8.5% to $198.3 million for the first quarter of 2017 compared to $182.7 million for the first quarter of 2016.  Excluding transaction and strategic project costs of $7.7 million, Adjusted EBITDA for the first quarter of 2017 was $206.0 million.

•	First quarter 2017 net cash provided by operating activities decreased 5.1% from the first quarter of 2016, to $66.8 million.

•
Adjusted Free Cash Flow for the first quarter of 2017 increased $35.6 million to $63.4 million, compared to the first quarter of 2016. Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for the first quarter of 2017 increased $0.2 million to $8.8 million, compared to the first quarter of 2016.

(1) Adjusted EBITDA and Adjusted Free Cash Flow are financial measures not calculated in accordance with GAAP.  See "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of its non-GAAP financial measures, reconciliations of such measures to their most comparable GAAP financial measures and other important information regarding the use of the Company's non-GAAP financial measures.

Nashville, Tenn. May 8, 2017 – Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended March 31, 2017.

Andy Smith, Brookdale's President and CEO, said, "Our focused efforts on improving operational execution led to meaningful year over year growth in our first quarter Adjusted EBITDA and Adjusted Free Cash Flow.  In spite of a highly competitive environment, we produced reasonable rate growth and strong expense control to achieve same community operating income growth in a seasonally weak occupancy quarter."

“We remain committed to creating shareholder value. Our previously announced review process remains ongoing. At the same time, we are continuing to pursue portfolio optimization opportunities, as evidenced by our recently closed venture with Blackstone. This transaction and potentially others will strengthen our financial position and add further to free cash flow.”

First Quarter Financial Results

Total revenue for the first quarter of 2017 was $1.22 billion compared to $1.26 billion for the prior year period. Resident fees were $1.0 billion for the first quarter of 2017, a decrease of 4.2% from the first quarter of 2016.  The decrease in resident fees was primarily a result of disposition activity, through asset sales and lease terminations, since the beginning of the prior year period. First quarter monthly RevPAR (2) for the consolidated senior housing portfolio was $3,919, an increase of 1.4% from the first quarter of 2016, driven by a year-over-year increase in RevPOR (2) of 2.5% and a decrease in weighted average unit occupancy of 80 basis points. The sequential decline in weighted average unit occupancy was 70 basis points.

(2)  RevPAR, or average monthly senior housing resident fee revenues per available unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.  RevPOR, or average monthly senior housing resident fee revenues per occupied unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

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Facility operating expenses for the first quarter of 2017 were $674.5 million, a decrease of 5.8% from the first quarter of 2016.  Combined segment operating margin was 34.7% for the first quarter of 2017 versus 33.6% for the first quarter of 2016. The decrease in facility operating expenses was due to disposition activity, through asset sales and lease terminations, together with strong expense control.

GAAP net loss for the first quarter of 2017 was $126.4 million, versus a net loss of $48.8 million for the first quarter of 2016.  The increase in the GAAP net loss for the first quarter of 2017 was primarily due to $20.7 million of impairment charges (mostly related to the transaction with Blackstone) and an additional $96.8 million charge to the Company's valuation allowances against its federal and state net operating tax loss carryforwards and tax credits (also primarily related to the transaction with Blackstone).

Net cash provided by operating activities for the first quarter of 2017 was $66.8 million, a decrease of $3.6 million, or 5.1%, compared with the first quarter of 2016, also driven primarily by disposition activity.

Weighted average shares outstanding were 185.7 million for the first quarter of 2017 compared with weighted average shares outstanding of 185.2 million for the prior year quarter.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP.  The Company strongly urges you to review the information under "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of each of these non-GAAP financial measures, a detailed description of why the Company believes such measures are useful, the limitations of each measure, and a reconciliation of Adjusted EBITDA from the Company's net income (loss), a reconciliation of the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and a reconciliation of the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities.  The Company changed its definition and calculation of Adjusted EBITDA when it reported results for the second quarter of 2016.  Prior period amounts of Adjusted EBITDA presented herein have been recast to conform to the new definition.  See "Reconciliation of Non-GAAP Financial Measures" below for a description of such changes to the definition of Adjusted EBITDA.

Adjusted EBITDA increased 8.5% to $198.3 million in the first quarter of 2017, compared to $182.7 million for the first quarter of 2016. Adjusted EBITDA, excluding integration, transaction, transaction-related and strategic projects costs increased $3.3 million to $206.0 million in the first quarter of 2017, compared to $202.7 million for the first quarter of 2016.

The Company's Adjusted Free Cash Flow for the first quarter of 2017 increased $35.6 million to $63.4 million compared to $27.9 million for the first quarter of 2016.  The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $8.8 million for the first quarter of 2017 compared with $8.5 million for the prior year period.

Operating Activities

The Company reports information on five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs – Rental) constitute the Company's consolidated senior housing portfolio.  The Ancillary Services segment includes the Company's outpatient therapy, home health and hospice services.  The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing

Revenue for the consolidated senior housing portfolio was $905.0 million for the first quarter of 2017, a decrease of 3.6% from the first quarter of 2016. Facility operating expenses were $578.2 million for the first quarter of 2017, a decrease of 4.9% from the first quarter of 2016. Operating income for the consolidated senior housing portfolio decreased by 1.2% from the first quarter of 2016, to $326.8 million for the first quarter of 2017.  The decreases in resident fees and operating expenses during the three months ended March 31, 2017 were primarily due to disposition activity, through asset sales and lease terminations, of 121 communities (10,018 units) since the beginning of the prior year period.

Same community revenue for the consolidated senior housing portfolio for the three months ended March 31, 2017 increased 0.8% over the corresponding period in 2016.  Same community RevPAR increased 0.8% in the first quarter of 2017 from the first quarter of 2016, driven by an increase in same community RevPOR of 2.0% and a decline in weighted average unit occupancy of 100 basis points. Consolidated same community facility operating expenses for the first quarter of 2017 increased by 0.1% over the first quarter of 2016, evidencing strong cost controls. As a result, same community operating income for the

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consolidated senior housing portfolio for the first quarter of 2017 increased by 2.0% from the first quarter of 2016, to $298.0 million.

Brookdale Ancillary Services

During the quarter, the ancillary services margin improved due to the reduction of outpatient therapy clinics in the fourth quarter of 2016. While revenue for the Company's ancillary services segment decreased $10.2 million, or 8.4%, to $112.0 million for the first quarter of 2017 versus the prior year first quarter, facility operating expenses for the first quarter of 2017 decreased $11.3 million, or 10.5%, over the first quarter of 2016.  As a result, ancillary services operating income for the first quarter of 2017 was $15.6 million, an increase of 7.7% versus the first quarter of 2016, with operating margin increasing to 14.0% from an 11.9% margin for the first quarter of 2016.

Liquidity

Total liquidity for the Company was $426.7 million at March 31, 2017, an increase of $124.8 million from March 31, 2016.  Liquidity at March 31, 2017 included $59.2 million of unrestricted cash and cash equivalents and $367.5 million of availability on the Company's secured credit facility and was reduced by the Company's contribution of $179.2 million in connection with the formation of the new venture with Blackstone on March 29, 2017.

Portfolio Optimization Activities

The Company continues to actively explore opportunities to optimize its portfolio through disposing of owned and leased communities and restructuring leases in order to simplify and streamline its business, to increase the quality and durability of cash flow, and to reduce debt and lease leverage.

Dispositions of Owned Communities/Termination of Leases

The Company began the first quarter of 2017 with 16 communities (1,423 units) classified as assets held for sale with a carrying value totaling $97.8 million, and $60.5 million of associated mortgage debt was included in the current portion of the Company's long-term debt.  During the first quarter of 2017, the Company completed the disposition of one of these communities (75 units), and entered into an agreement to sell an additional community (160 units).

As of March 31, 2017, 16 communities (1,508 units) were classified as assets held for sale with a carrying value of $106.3 million, and $60.5 million of associated mortgage debt, which is included in the current portion of long-term debt.  The closings of the sales of the 16 remaining communities held for sale are subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, and are expected to occur in 2017; however, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

During the quarter, the Company terminated the lease on a 94 unit assisted living community as part of a previously disclosed agreement with HCP, Inc. Pursuant to that agreement, the Company continues to expect to terminate the leases on an additional 25 communities during 2017. In addition, during the quarter the Company entered into an agreement to terminate the lease on one unrelated community (466 units), which is expected to occur in the second quarter.

Blackstone Transaction

During the quarter, the Company and affiliates of Blackstone Real Estate Advisors VIII L.P. (collectively, "Blackstone") entered into a venture, which acquired 64 senior housing communities for a purchase price of $1.1 billion. The Company had previously leased the 64 communities under long-term lease agreements with a remaining average lease term of approximately 12 years. The Company contributed a total of $179.2 million in cash to purchase a 15% equity interest, terminate leases for 62 communities, and fund its share of closing costs. As of the formation date, the Company began managing 60 of the communities on behalf of the venture and continued to operate two of the communities under lease agreements. Upon satisfaction of certain regulatory and other conditions, those two leases will terminate and the communities will be managed by the Company.

2017 Outlook

Based on results year-to-date, the Company reiterates its full year 2017 guidance as follows:

•	Adjusted EBITDA, excluding transaction and strategic project costs in the range of $670 million to $710 million.

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•	Adjusted Free Cash Flow in the range of $140 million to $170 million.

•	The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures in the range of $25 million to $35 million.

The foregoing guidance excludes the potential impact of any future acquisition, disposition, portfolio optimization activity or refinancing, including debt modification costs, other than the pending portfolio optimization transactions described above. Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, Adjusted Free Cash Flow and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities and the unconsolidated ventures' net cash provided by (used in) operating activities, as applicable. Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's first quarter 2017 results.  This information will also be furnished in a Form 8-K to be filed with the SEC. An updated Investor Presentation also will be posted.

Earnings Conference Call

Brookdale's management will conduct a conference call to review the financial results of its first quarter ended March 31, 2017 on Tuesday, May 9, 2017 at 10:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living First Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on May 22, 2017 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "13556893".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website ( www.brookdale.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,052 communities in 47 states and the ability to serve approximately 103,000 residents as of March 31, 2017.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Safe Harbor

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to the creation and enhancement of shareholder value, our strategy, our operational, sales, marketing and branding initiatives, our portfolio optimization and growth initiatives and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, senior housing construction, supply and competition, occupancy and pricing and the demand for senior housing; our expectations regarding our revenue, cash flow, operating income, expenses, capital expenditures, including expected levels and reimbursements and the timing thereof, development, expansion, renovation, redevelopment and repositioning opportunities, including Program Max opportunities, and their projected costs, cost savings and synergies, and our liquidity and leverage; our plans and expectations with respect to disposition, lease restructuring, financing, re-financing and venture transactions and opportunities (including assets currently held for sale and the pending transactions with HCP, Inc.), including

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the timing thereof and their effects on our results; our expectations regarding taxes, capital deployment and returns on invested capital, Adjusted EBITDA and Adjusted Free Cash Flow (as those terms are defined herein); our expectations regarding returns to shareholders, our share repurchase program and the payment of dividends; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to acquire additional operating companies, senior housing communities and ancillary services companies (including home health agencies); and our ability to anticipate, manage and address industry trends and their effect on our business. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; the risk of overbuilding and new supply; our inability to extend (or refinance) debt (including our credit and letter of credit facilities and our outstanding convertible notes) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term lease payments; the effect of our indebtedness and long-term leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under our share repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisition, disposition, lease restructuring, financing, re-financing and venture transactions (including assets currently held for sale and the pending transactions with HCP, Inc.) on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing; our ability to successfully integrate acquisitions; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased wage pressure and union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or associated earnings conference call. We cannot guarantee future results, levels of activity, performance or achievements, and we expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenue
Resident fees	$1,016,927	$1,061,148
Management fees	15,894	16,780
Reimbursed costs incurred on behalf of managed communities	183,945	185,228
Total revenue	1,216,766	1,263,156

Expense
Facility operating expense (excluding depreciation and amortization of $114,879 and $114,103, respectively)	674,542	715,902
General and administrative expense (including non-cash stock-based compensation expense of $7,774 and $9,769, respectively)	65,560	92,621
Transaction costs	7,593	850
Facility lease expense	88,807	96,689
Depreciation and amortization	127,487	127,137
Asset impairment	20,706	3,375
Costs incurred on behalf of managed communities	183,945	185,228
Total operating expense	1,168,640	1,221,802
Income from operations	48,126	41,354

Interest income	631	702
Interest expense:
Debt	(40,573)	(43,990)
Capital and financing lease obligations	(49,859)	(50,579)
Amortization of deferred financing costs and debt premium (discount)	(2,591)	(2,310)
Change in fair value of derivatives	(46)	(24)
Debt modification and extinguishment costs	(61)	(1,110)
Equity in earnings of unconsolidated ventures	981	1,018
(Loss) gain on sale of assets, net	(603)	2,749
Other non-operating income	1,662	5,038
Income (loss) before income taxes	(42,333)	(47,152)
Provision for income taxes	(84,028)	(1,665)
Net income (loss)	(126,361)	(48,817)
Net (income) loss attributable to noncontrolling interest	57	42
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(126,304)	$(48,775)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.68)	$(0.26)

Weighted average shares used in computing basic and diluted net income (loss) per share	185,689	185,153

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Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$59,237	$216,397
Cash and escrow deposits – restricted	30,070	32,864
Accounts receivable, net	138,149	141,705
Assets held for sale	106,344	97,843
Prepaid expenses and other current assets, net	139,917	130,695
Total current assets	473,717	619,504
Property, plant and equipment and leasehold intangibles, net	6,512,179	7,379,305
Other assets, net	1,252,192	1,218,878
Total assets	$8,238,088	$9,217,687

Current liabilities	$706,328	$731,142
Long-term debt, less current portion	3,389,339	3,413,998
Capital and financing lease obligations, less current portion	1,544,316	2,415,914
Other liabilities	643,473	578,901
Total liabilities	6,283,456	7,139,955
Total Brookdale Senior Living Inc. stockholders' equity	1,954,939	2,077,982
Noncontrolling interest	(307)	(250)
Total equity	1,954,632	2,077,732
Total liabilities and equity	$8,238,088	$9,217,687

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Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$(126,361)	$(48,817)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt, net	54	139
Depreciation and amortization, net	130,078	129,447
Asset impairment	20,706	3,375
Equity in earnings of unconsolidated ventures	(981)	(1,018)
Distributions from unconsolidated ventures from cumulative share of net earnings	439	—
Amortization of deferred gain	(1,093)	(1,093)
Amortization of entrance fees	(1,198)	(926)
Proceeds from deferred entrance fee revenue	1,927	3,087
Deferred income tax provision	83,310	934
Change in deferred lease liability	(3,007)	3,935
Change in fair value of derivatives	46	24
Loss (gain) on sale of assets, net	603	(2,749)
Non-cash stock-based compensation	7,774	9,769
Non-cash interest expense on financing lease obligations	6,156	6,439
Amortization of (above) below market lease, net	(1,697)	(1,733)
Other	(1,398)	(2,330)
Changes in operating assets and liabilities:
Accounts receivable, net	3,556	(2,738)
Prepaid expenses and other assets, net	(8,630)	(36,554)
Accounts payable and accrued expenses	(51,627)	(1,388)
Tenant refundable fees and security deposits	(297)	(226)
Deferred revenue	8,406	12,766
Net cash provided by operating activities	66,766	70,343
Cash Flows from Investing Activities
Increase in lease security deposits and lease acquisition deposits, net	(420)	(1,210)
(Increase) decrease in cash and escrow deposits — restricted	(629)	72
Additions to property, plant and equipment and leasehold intangibles, net	(48,928)	(108,510)
Acquisition of assets, net of related payables and cash received	—	(12,157)
Investment in unconsolidated ventures	(185,971)	(2,365)
Distributions received from unconsolidated ventures	1,807	1,724
Proceeds from sale of assets, net	31,675	45,584
Property insurance proceeds	1,398	2,330
Other	696	84
Net cash used in investing activities	(200,372)	(74,448)
Cash Flows from Financing Activities
Proceeds from debt	34,455	177,370
Repayment of debt and capital and financing lease obligations	(52,273)	(84,016)

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Proceeds from line of credit	—	448,500
Repayment of line of credit	—	(548,500)
Payment of financing costs, net of related payables	(321)	(818)
Proceeds from refundable entrance fees, net of refunds	(902)	(593)
Payment on lease termination	—	(4,625)
Payments of employee taxes for withheld shares	(5,112)	(965)
Other	599	585
Net cash used in financing activities	(23,554)	(13,062)
Net decrease in cash and cash equivalents	(157,160)	(17,167)
Cash and cash equivalents at beginning of period	216,397	88,029
Cash and cash equivalents at end of period	$59,237	$70,862

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Reconciliation of Non-GAAP Financial Measures

This earnings release contains financial measures utilized by management to evaluate our operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP.  We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  We strongly urge you to review the reconciliations of Adjusted EBITDA from the Company's net income (loss), the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities, along with our consolidated financial statements included herein.  We also strongly urge you not to rely on any single financial measure to evaluate our business.  We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

Adjusted EBITDA

We changed our definition and calculation of Adjusted EBITDA when we reported results for the second quarter of 2016. Prior period amounts of Adjusted EBITDA presented herein have been recast to conform to the new definition. The current definition of Adjusted EBITDA reflects the removal of the following adjustments to our net income (loss) that were used in the former definition: the addition of our proportionate share of Cash From Facility Operations of unconsolidated ventures and our entrance fee receipts, net of refunds, and the subtraction of our amortization of entrance fees.

We define Adjusted EBITDA as net income (loss) before: provision (benefit) for income taxes; non-operating (income) expense items; depreciation and amortization (including non-cash impairment charges); (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination); straight-line lease expense (income), net of amortization of (above) below market rents; amortization of deferred gain; non-cash stock-based compensation expense; and change in future service obligation.

We use Adjusted EBITDA to assess our overall operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure. This metric measures our operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. We believe that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to our net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination) and extinguishment of debt activities generally represent charges (gains), which may significantly affect our operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of our communities and other assets, which affects the services we provide to residents and may be indicative of future needs for capital expenditures.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it is helpful in identifying trends in our day-to-day performance since the items excluded have little or no significance to our day-to-day operations and it provides an assessment of our revenue and expense management.

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The table below reconciles Adjusted EBITDA from net income (loss) for the three months ended March 31, 2017 and March 31, 2016 (in thousands):

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$(126,361)	$(48,817)
Provision for income taxes	84,028	1,665
Equity in earnings of unconsolidated ventures	(981)	(1,018)
Debt modification and extinguishment costs	61	1,110
(Loss) gain on sale of assets, net	603	(2,749)
Other non-operating income	(1,662)	(5,038)
Interest expense	93,069	96,903
Interest income	(631)	(702)
Income from operations	48,126	41,354
Depreciation and amortization	127,487	127,137
Asset impairment	20,706	3,375
Straight-line lease expense (income)	(3,007)	3,935
Amortization of (above) below market lease, net	(1,697)	(1,733)
Amortization of deferred gain	(1,093)	(1,093)
Non-cash stock-based compensation	7,774	9,769
Adjusted EBITDA	$198,296	$182,744

(1)
For the three months ended March 31, 2017, the calculation of Adjusted EBITDA includes $7.6 million and $0.2 million of transaction and strategic project costs, respectively. For the three months ended March 31, 2016, the calculation of Adjusted EBITDA includes $10.0 million, $0.9 million and $9.1 million of integration, transaction and transaction-related and strategic project costs, respectively. Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

Adjusted Free Cash Flow

We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination; and distributions from unconsolidated ventures from cumulative share of net earnings; plus: proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less: lease financing debt amortization and Non-Development CapEx. Non-Development CapEx is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for our communities. Non-Development CapEx does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including our Program Max initiative, and the development of new communities. Amounts of Non-Development CapEx are presented net of lessor reimbursements received or anticipated to be received in the calculation of Adjusted Free Cash Flow.

Our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on our equity ownership percentage and in a manner consistent with the definition of Adjusted Free Cash Flow for our consolidated entities. Our

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investments in our unconsolidated ventures are accounted for under the equity method of accounting and, therefore, our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to our consolidated business except to the extent it is distributed to us.

We use Adjusted Free Cash Flow to assess our overall liquidity. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. Adjusted Free Cash Flow measures our liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Free Cash Flow is one of the metrics used by our senior management and board of directors (i) to review our ability to service our outstanding indebtedness, including our credit facilities, (ii) to review our ability to pay dividends to stockholders or engage in share repurchases, (iii) to review our ability to make capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of our associates (including our named executive officers).

Adjusted Free Cash Flow has limitations as an analytical tool. Material limitations in making the adjustments to our net cash provided by (used in) operating activities to calculate Adjusted Free Cash Flow, and using this non-GAAP financial measure as compared to GAAP net cash provided by (used in) operating activities, include:

•
Adjusted Free Cash Flow does not represent cash available for dividends or discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures not reflected in this measure; and

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results.

In addition, our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has limitations as an analytical tool because such measure does not represent cash available directly for use by our consolidated business except to the extent actually distributed to us, and we do not have control, or we share control in determining, the timing and amount of distributions from our unconsolidated ventures and, therefore, we may never receive such cash.

We believe Adjusted Free Cash Flow is useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including our credit facilities and capital and financing leases, (2) our ability to pay dividends to stockholders or engage in share repurchases, (3) our ability to make capital expenditures, and (4) the underlying value of our assets, including our interests in real estate.

We believe presentation of our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to us, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by such ventures, and such uses reduce our potential need to make capital contributions to the ventures of our proportionate share of cash needed for such items.

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The table below reconciles the Company's Adjusted Free Cash Flow from our net cash provided by (used in) operating activities for the three months ended March 31, 2017 and March 31, 2016 (in thousands):

	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$66,766	$70,343
Net cash used in investing activities	(200,372)	(74,448)
Net cash used in financing activities	(23,554)	(13,062)
Net decrease in cash and cash equivalents	$(157,160)	$(17,167)

Net cash provided by operating activities	$66,766	$70,343
Changes in operating assets and liabilities	48,592	28,140
Proceeds from refundable entrance fees, net of refunds	(902)	(593)
Lease financing debt amortization	(17,248)	(15,302)
Distributions from unconsolidated ventures from cumulative share of net earnings	(439)	—
Non-development capital expenditures, net	(34,722)	(57,034)
Property insurance proceeds	1,398	2,330
Adjusted Free Cash Flow	$63,445	$27,884

(1)
For the three months ended March 31, 2017, the calculation of Adjusted Free Cash Flow includes $7.6 million and $0.2 million of transaction and strategic project costs, respectively. For the three months ended March 31, 2016, the calculation of Adjusted Free Cash Flow includes $10.0 million, $1.8 million and $9.1 million of integration costs, transaction and transaction-related costs and strategic project costs, respectively (including $1.0 million of debt modification costs excluded from Adjusted EBITDA). Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

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The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by (used in) operating activities of such unconsolidated ventures for the three months ended March 31, 2017 and March 31, 2016 (in thousands).  For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of our unconsolidated ventures.

	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$59,924	$54,593
Net cash used in investing activities	(1,150,080)	(37,924)
Net cash provided by (used in) financing activities	1,145,059	(5,851)
Net increase in cash and cash equivalents	$54,903	$10,818

Net cash provided by operating activities	$59,924	$54,593
Changes in operating assets and liabilities	2,086	(2,320)
Proceeds from refundable entrance fees, net of refunds	(4,365)	(2,099)
Non-development capital expenditures, net	(17,027)	(21,805)
Property Insurance Proceeds	393	—
Adjusted Free Cash Flow of unconsolidated ventures	$41,011	$28,369

Brookdale weighted average ownership percentage	21.3%	30.0%

Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$8,750	$8,505

Contact:
Brookdale Senior Living Inc.
Investors:	Ross Roadman (615) 564-8104
rroadman@brookdale.com

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